EXHIBIT 10.23

AGREEMENT RELATING TO RETENTION AND

NONCOMPETITION AND OTHER COVENANTS

AGREEMENT by and among Lazard Ltd, a company incorporated under the laws of Bermuda (the “Company”), Lazard Group LLC, a Delaware limited liability company (“Lazard Group”), and Bruce Wasserstein (the “Executive”), dated as of the 4th day of May, 2005.

The Company has determined that it is in the best interests of the Company and its shareholders to assure that the Company and Lazard Group will have the continued dedication of the Executive following the sale of its shares in an initial public offering (the “IPO”). Therefore, in order to accomplish these objectives, the Board of Directors of each of the Company and Lazard Group has respectively caused the Company and Lazard Group to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Effective Time. The “Effective Time” shall mean the effective time of consummation of the mandatory sale of all “Interests” (as defined in the Third Amended and Restated Operating Agreement of Lazard LLC, dated as of January 1, 2002, as amended (as it may be amended from time to time, the “LLC Agreement”) pursuant to Section 6.02(b) of the LLC Agreement (as the provisions of such Section 6.02(b) may be waived or modified) or otherwise. The date on which the Effective Time shall occur shall be referred to herein as the “Effective Date”).

2. Employment Period. The Company and Lazard Group hereby agree to employ the Executive, and the Executive hereby agrees to enter into the employ of the Company and continue to be employed by Lazard Group, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Time and ending on the third anniversary of the Effective Date (the “Employment Period”).

3. Terms of Employment. (a) Position and Duties. (i) During the Employment Period, the Executive shall serve as Chairman and Chief Executive Officer of each of the Company and of Lazard Group, with such authority, duties and responsibilities as are commensurate with such positions, and shall serve as a member of the Company’s Board of Directors (the “Board”).

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and Lazard Group and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to, consistent with and subject to the policies applicable to members of the Board (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures or fulfill speaking engagements, and (C) manage personal investments or engage in other activities consistent with past practice, so long as such activities do not significantly inter-

fere with the performance of the Executive’s responsibilities as an employee of the Company and Lazard Group in accordance with this Agreement.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) of no less than $4,800,000, which shall be payable in accordance with the normal payroll practices of Lazard Group. The term “Base Salary” shall refer to the Annual Base Salary as it may be increased.

(ii) Other Benefits. During the Employment Period, the Executive shall be entitled to participate in all employee pension, welfare, and other benefit plans, practices, policies and programs generally applicable to the most senior executives of the Company and Lazard Group on a basis and on terms no less favorable than that provided to such senior executives; provided that the Executive shall not be eligible to participate in any equity-related, bonus, incentive, profit sharing or deferred compensation plan or any similar plan, scheme or arrangement without the consent of the Board other than (A) as set forth in Section 3(b)(i), (B) participation in the tax-qualified and supplemental retirement plans of Lazard Group or its affiliates or (C) participation in plans that provide the Executive only the opportunity to defer the receipt of income otherwise payable hereunder. In addition, the Executive shall be entitled to perquisites and fringe benefits no less favorable than those provided to him by Lazard Group immediately prior to the Effective Date, to the extent not inconsistent with the policies of the Company or Lazard Group, as applicable, as in effect from time to time.

(iii) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in the performance of his duties in accordance with the policies of the Company or Lazard Group, as applicable, as in effect from time to time.

(iv) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company or Lazard Group, as applicable, as in effect from time to time with respect to the senior executives of the Company and Lazard Group.

4. Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give the Executive written notice in accordance with Section 11(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days in a 365-day period as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the Executive is convicted of, or pleads guilty or nolo contendere to a charge of commission of, a felony;

(ii) the Executive has engaged in gross neglect or willful misconduct in carrying out his duties, which results in material economic harm to the Company; or

(iii) an act or failure to act by the Executive, which, under the provisions of applicable law, disqualifies the Executive from acting as the Chief Executive Officer of the Company or as a director of the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of each of the resolutions duly adopted by (1) the affirmative vote of a majority of the members then in office of the Nominating and Governance Committee of the Board recommending such action to the Board (at a meeting of such Committee called and held for such purpose, after reasonable notice is provided to the Executive and he is given an opportunity, together with counsel, to be heard) and (2) the affirmative vote of a majority of the members of the Board then in office approving such recommendation, after delivery of notice to each director and the Executive at least seven (7) business days before the date of a meeting called and held for such purpose (which meeting shall be at least seven (7) days after the Committee meeting) and at which the Executive is given an opportunity, together with counsel, to be heard (it being understood that the failure to provide adequate notice in accordance with this clause (2) shall invalidate any action or resolution of the Board to terminate the Executive for Cause), which resolutions find that, in the good faith opinion of both the Committee and the Board, the Executive is guilty of the conduct described in subsections (i), (ii) or (iii) above, and, with respect to subsections (ii) and (iii) specifies the particulars thereof in detail.

(c) Good Reason. During the Employment Period, the Executive’s employment may be terminated by the Executive with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean in the absence of a written consent of the Executive:

(i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a)(i) of this Agreement, or any other action by the Company or Lazard Group, as applicable, which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or Lazard Group, as applicable, promptly after receipt of notice thereof given by the Executive; or

(ii) a material breach of the terms of this Agreement, including, without limitation, any failure by the Company or Lazard Group, as applicable, to comply with any of the provisions of Section 3(b) or 10(c) of this Agreement, excluding for this purpose an action not taken in bad faith and which is remedied by the Company or Lazard Group, as applicable, promptly after receipt of notice thereof given by the Executive.

The Executive’s mental or physical incapacity following the occurrence of an event described above in clause (i) or (ii) shall not affect the Executive’s ability to terminate employment for Good Reason.

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Date of Termination. For purposes of this Agreement, “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, (iii) if the Executive’s employment is voluntarily terminated by the Executive without Good Reason, the Date of Termination shall be the date as specified by the Executive in the Notice of Termination which date shall not be less than three months after the Executive notifies the Company of such termination, unless waived in writing by the Company, and (iv) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

5. Obligations of the Company upon Termination. (a) By the Company Other Than for Cause, Death or Disability or By the Executive for Good Reason, prior to a Change of Control. If, during the Employment Period and prior to a “Change of Control” (as defined in the LAZ-MD Holdings LLC Operating Agreement), the Company shall terminate the Executive’s employment other than for Cause, death or Disability or the Executive shall terminate employment for Good Reason:

(i) Lazard Group shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

A. the sum of (1) the Executive’s Annual Base Salary through the Date of Termination, and (2) any earned and unpaid cash bonus amounts for calendar years completed prior to the Date of Termination, in each case, to the extent not theretofore paid (the sum of the amounts described in subclauses (1) and (2), the “Accrued Obligations”); and

B. the amount equal to the product of (1) two and (2) the Executive’s Annual Base Salary; and

(ii) (A) for the remainder of the Executive’s life and that of his current spouse, the Executive, his spouse and his eligible dependents shall continue to be eligible to participate in the medical and dental benefit plans of Lazard Group on the same basis as the Executive participated in such plans immediately prior to the Date of Termination, to the extent that the applicable plan permits such continued participation for all or any portion of such period (it being agreed that Lazard Group will use its reasonable efforts to cause such continued coverage to be permitted under the applicable plan for the entire period) and (B) in the event such benefits continuation period is required to be limited to a shorter period, the actual period of continuation shall not run concurrently with or reduce the Executive’s right to continued coverage under COBRA and, for purposes of determining the Executive’s eligibility for and right to commence receiving benefits under the retiree healthcare benefit plans of Lazard Group, the Executive shall receive additional years of age and service credit equal to the number of years and portions thereof in the applicable benefits continuation period (collectively the “Medical Benefits”);

(iii) to the extent not theretofore paid or provided, Lazard Group shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of Lazard Group and its affiliates through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for the payment of the Accrued Obligations, and the timely payment or provision of Other Benefits. The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(b) shall include death benefits as in effect on the date of the Executive’s death with respect to senior executives of the Company and Lazard Group and their beneficiaries, and the provision of the Medical Benefits to the Executive’s current spouse and his eligible dependents.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for the payment of the Accrued Obligations and the timely payment or provision of Other Benefits. The Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits as in effect at any time thereafter generally with respect to senior executives of the Company and Lazard Group and the provision of the Medical Benefits to the Executive and his current spouse and his eligible dependents.

(d) Cause; Other than for Good Reason; Expiration of the Employment Period. If, during the Employment Period, the Executive’s employment shall be terminated for Cause or the Executive terminates his employment without Good Reason, or if the Executive’s employment with the Company ceases upon or following the expiration of the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive (i) the Accrued Obligations, (ii) the Medical Benefits (other than upon a termination for Cause) and (iii) the Other Benefits, in each case to the extent theretofore unpaid.

(e) By the Company Other Than for Cause, Death or Disability or By the Executive for Good Reason, On or After a Change of Control. If, during the Employment Period and on or after a Change of Control, the Company shall terminate the Executive’s employment other than for Cause, death or Disability or the Executive shall terminate employment for Good Reason, Lazard Group shall pay or provide to the Executive (i) a lump sum cash payment within 30 days after the Date of Termination equal to the sum of (A) the Accrued Obligations and (B) the amount equal to the product of (1) three and (2) the Executive’s Annual Base Salary, (ii) the Medical Benefits and (iii) the Other Benefits.

(f) Section 409A. Notwithstanding the timing of the payments pursuant to Section 5(a) of this Agreement, to the extent the Executive would otherwise be entitled to a payment during the six months beginning on the Date of Termination that would be subject to the additional tax imposed under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (i) the payment will not be made to the Executive and instead will be made, at the election of Lazard Group, either to a trust in compliance with Rev. Proc. 92-64 or an escrow account established to fund such payments (provided that such funds shall be at all times subject to the creditors of the Company and its affiliates) and (ii) the payment, together with interest thereon at the rate of “prime” plus 1%, will be paid to the Executive on the earlier of the six-month anniversary of Date of Termination or the Executive’s death or disability (within the meaning of Section 409A of the Code). Similarly, to the extent the Executive would otherwise be entitled to any benefit (other than a cash payment) during the six months beginning on the Date of Termination that would be subject to the additional tax under Section 409A of the Code, the benefit will be delayed and will begin being provided (together, if applicable, with an adjustment to compensate the Executive for the delay, with such adjustment to be determined in Lazard Group’s reasonable good faith discretion) on the earlier of the six-month anniversary of the Date of Termination or the Executive’s death or disability (within the meaning of Section 409A of the Code). Lazard Group will establish the trust or escrow account, as applicable, no later than ten days after the Executive’s Date of Termination. It is the intention of the parties that the payments and benefits to which the Executive could become entitled in connection with termination of employment under this Agreement comply with Section 409A of the Code. In the event that the parties determine that any such benefit or right does not so comply, they will negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies (in a manner that attempts to minimize the economic impact of such amendment on the Executive and Lazard Group and its affiliates).

6. Non-exclusivity of Rights. Except as specifically provided, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided the Company or any of its affiliates and for which the Executive may qualify, provided that to the extent the Executive is entitled to severance pay under Section 5 of this Agreement, he shall not be entitled to severance pay under any severance policy of the Company or its affiliates. Amounts or benefits that are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with Lazard Group or any of its affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

7. Full Settlement. Lazard Group’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or its affiliates may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment. Lazard Group agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or its affiliates, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code, provided that the Executive prevails on one material issue.

8. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment, benefit or distribution by Lazard Group or its affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP or such other nationally recognized certified public accounting firm reasonably acceptable to the Company as may be designated by the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by Lazard Group. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by Lazard Group to the Executive within five days of the later of (i) the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and its affiliates and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Lazard Group should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Lazard Group to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that Lazard Group shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, Lazard Group shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount advanced by Lazard Group pursuant to Section 8(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 8(c)) promptly pay to Lazard Group the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by Lazard Group pursuant to Section 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

9. Confidential Information; Restrictive Covenants

(a) Confidential Information. In the course of involvement in the Company’s activities or otherwise, the Executive has obtained or may obtain confidential information concerning the Company’s businesses, strategies, operations, financial affairs, organizational and personnel matters (including information regarding any aspect of the Executive’s tenure as a managing director, member, partner or employee of the Company or of the termination of such position, partnership or employment), policies, procedures and other non-public matters, or con-

cerning those of third parties. The Executive shall not at any time (whether during or after the Executive’s employment with the Company) disclose or use for the Executive’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company, any trade secrets, information, data, or other confidential or proprietary information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, plans, or the business and affairs of the Company, provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of the Executive’s breach of this covenant or as required pursuant to an order of a court, governmental agency or other authorized tribunal. The Executive agrees that upon termination of the Executive’s employment with the Company for any reason, the Executive or, in the event of the Executive’s death, the Executive’s heirs or estate at the request of the Company, shall return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company, except that the Executive (or the Executive’s heirs or estate) may retain personal notes, notebooks and diaries. The Executive further agrees that the Executive shall not retain or use for the Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the businesses of the Company. Without limiting the foregoing, the existence of, and any information concerning, any dispute between the Executive and the Company shall be subject to the terms of this Section 9(a), except that the Executive may disclose information concerning such dispute to the arbitrator or court that is considering such dispute, and to the Executive’s legal counsel, spouse or domestic partner, and tax and financial advisors, provided that such persons agree not to disclose any such information other than as necessary to the prosecution or defense of the dispute.

(b) Noncompetition. (i) The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company. The Executive further acknowledges and agrees that in connection with the reorganization of Lazard Group, and in the course of the Executive’s subsequent employment, the Executive has been and shall be provided with access to sensitive and proprietary information about the clients, prospective clients, knowledge capital and business practices of the Company, and has been and shall be provided with the opportunity to develop relationships with clients, prospective clients, consultants, employees, representatives and other agents of the Company, and the Executive further acknowledges that such proprietary information and relationships are extremely valuable assets in which the Company has invested and shall continue to invest substantial time, effort and expense. Executive hereby agrees that while employed by the Company and thereafter until (A) three months after the Executive’s Date of Termination other than following a termination by the Company without Cause or by the Executive for Good Reason or (B) one month after the date of the Executive’s termination by the Company without Cause or by the Executive for Good Reason (and such period, the “Noncompete Restriction Period”), the Executive shall not, directly or indirectly (other than in respect of the activities of Wasserstein & Co., LP that do not involve the direct rendering of services by the Executive), on the Executive’s behalf or on behalf of any other person, firm, corporation, association or other entity, as an employee, director, advisor, partner, consultant or otherwise, engage in a “Competing Activity,” or acquire or maintain any ownership interest in, a “Competitive Enterprise.” For purposes of this Agreement, (x) “Competing Activity” means the providing of services or performance of activities for a Competitive Enterprise in a line of busi-

ness that is similar to any line of business in respect of which the Executive provided services to the Company, and (y) “Competitive Enterprise” shall mean a business (or business unit) that (1) engages in any activity or (2) owns or controls a significant interest in any entity that engages in any activity, that in either case, competes anywhere with any activity in which the Company is engaged up to and including the Executive’s Date of Termination. Notwithstanding anything in this Section 9(b), the Executive shall not be considered to be in violation of this Section 9(b) solely by reason of owning, directly or indirectly, any stock or other securities of a Competitive Enterprise (or comparable interest, including a voting or profit participation interest, in any such Competitive Enterprise) if the Executive’s interest does not exceed 5% of the outstanding capital stock of such Competitive Enterprise (or comparable interest, including a voting or profit participation interest, in such Competitive Enterprise).

(ii) The Executive acknowledges that the Company is engaged in business throughout the world. Accordingly, and in view of the nature of the Executive’s position and responsibilities, the Executive agrees that the provisions of this Section 9(b) shall be applicable to each jurisdiction, foreign country, state, possession or territory in which the Company may be engaged in business while the Executive is employed by the Company. Notwithstanding anything contained in Sections 9(b) and 9(c) of this Agreement to the contrary, in no event shall the Executive’s services to or relationship with Wasserstein & Co., LP, to the extent consistent with his relationship with and services to Wasserstein & Co., LP as of the date hereof, be considered to be in violation of, or give rise to a violation of, Section 9(b) or 9(c) of this Agreement. If the Executive desires to make available to Wasserstein & Co., LP any corporate opportunity of the Company that arises from a relationship of the Company (other than any relationship of the Executive existing on November 15, 2001), the Executive shall first receive the written consent of the Nominating and Governance Committee of the Board; it being understood, for the avoidance of doubt, that such written consent shall not be required in connection with the offering to Wasserstein & Co., LP of an opportunity by the Company on behalf of a client of the Company.

(c) Nonsolicitation of Clients. The Executive hereby agrees that during the Noncompete Restriction Period, the Executive shall not, in any manner, directly or indirectly (other than in respect of the activities of Wasserstein & Co., LP that do not involve the direct rendering of services by the Executive), (a) Solicit a Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company, or (b) interfere with or damage (or attempt to interfere with or damage) any relationship between the Company and a Client. For purposes of this Agreement, the term “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, persuading, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action, and the term “Client” means any client or prospective client of the Company, whether or not the Company has been engaged by such Client pursuant to a written agreement; provided that an entity which is not a client of the Company shall be considered a “prospective client” for purposes of this sentence only if the Company made a presentation or written proposal to such entity during the 12-month period preceding the Date of Termination or was preparing to make such a presentation or proposal at the time of the Date of Termination.

(d) No Hire of Employees. The Executive hereby agrees that while employed by the Company and thereafter until six-months after the Executive’s Date of Termination (the “No Hire Restriction Period”), the Executive shall not, directly or indirectly, for himself or on behalf of any third party at any time in any manner, Solicit, hire, or otherwise cause any employee who is at the associate level or above, officer or agent of the Company to apply for, or accept employment with, any Competitive Enterprise, or to otherwise refrain from rendering services to the Company or to terminate his or her relationship, contractual or otherwise, with the Company, other than in response to a general advertisement or public solicitation not directed specifically to employees of the Company.

(e) Nondisparagement; Transfer of Client Relationships. The Executive shall not at any time (whether during or after the Executive’s employment with the Company), and shall instruct his spouse, domestic partner, parents, and any of their lineal descendants (it being agreed that in any dispute between the parties regarding whether the Executive breached such obligation to instruct, the Company shall bear the burden of demonstrating that the Executive breached such obligation) not to, make any comments or statements to the press, employees of the Company, any individual or entity with whom the Company has a business relationship or any other person, if such comment or statement is disparaging to the Company, its reputation, any of its affiliates or any of its current or former officers, members or directors, except for truthful statements as may be required by law. The Company agrees not to, and to cause its Board and senior executives not to, make any comments or statements to the press, employees of the Company, any individual or entity with whom the Company has a business relationship or any other person, if such statement or comment is disparaging to the Executive, except for truthful statement as may be required by law. During the period commencing on the Executive’s Date of Termination and ending 90 days thereafter, the Executive hereby agrees to take all actions and do all such things as may be reasonably requested by the Company from time to time to maintain for the Company the business, goodwill, and business relationships with any of the Company’s Clients with whom the Executive worked during the term of the Executive’s employment, provided that such actions and things do not materially interfere with other employment of the Executive.

(f) Notice of Termination. Pursuant to Sections 4(d) and 4(e), the Executive has agreed to provide three months’ written notice to the Company prior to his termination of employment without Good Reason. The Executive hereby agrees that, if, during the three-month period after the Executive has provided notice of termination to the Company or prior thereto, the Executive enters (or has entered into) a written agreement to perform Competing Activities for a Competitive Enterprise, such action shall be deemed a violation of Section 9(b).

(g) Covenants Generally. The Executive’s covenants as set forth in Section 9 of this Agreement are from time to time referred to herein as the “Covenants.” If any of the Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining such Covenants shall not be affected thereby; provided, however, that if any of such Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Covenant shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. For purposes of this Section 9, the “Company” shall mean the Company and its subsidiaries and affiliates, and its and their predecessors.

(h) Acknowledgement. The Executive understands that the provisions of the Covenants may limit the Executive’s ability to work in a business similar to the business of the Company; however, the Executive agrees that in light of the Executive’s education, skills, abilities and financial resources, the Executive shall not assert, and it shall not be relevant nor admissible as evidence in any dispute arising in respect of the Covenants, that any provisions of the Covenants prevent the Executive from earning a living. In connection with the enforcement of or any dispute arising in connection with the Covenants, the wishes or preferences of a Client or prospective Client of the Company as to who shall perform its services, or the fact that the Client or prospective Client of the Company may also be a Client of a third party with whom the Executive is or becomes associated, shall neither be relevant nor admissible as evidence. The Executive hereby agrees that prior to accepting employment with any other person or entity during his employment with the Company or during the Noncompete Restriction Period or the No Hire Restriction Period, the Executive shall provide such prospective employer with written notice of the provisions of this Agreement, with a copy of such notice delivered no later than the date of the Executive’s commencement of such employment with such prospective employer, to the General Counsel of the Company.

(i) Expiration of the Employment Period. The provisions of this Section 9 shall remain in full force and effect from the Effective Time through the expiration of the period specified therein notwithstanding the earlier termination of the Employment Period or the Executive’s employment.

(i) Covenants Reasonable. The Company and the Executive acknowledge that the time, scope, geographic area and other provisions of the Covenants have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. The Executive acknowledges and agrees that the terms of the Covenants: (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of the Company, (iii) impose no undue hardship on the Executive and (iv) are not injurious to the public. The Executive further acknowledges and agrees that the Executive’s breach of the Covenants will cause the Company irreparable harm, which cannot be adequately compensated by money damages. The Executive also agrees that the Company shall be entitled to injunctive relief for any actual or threatened violation of any of the Covenants in addition to any other remedies it may have, including money damages. The Executive acknowledges and agrees that any such injunctive relief or other remedies shall be in addition to, and not in lieu of, any forfeitures of awards (required pursuant to the terms of any such awards) that may be granted to the Executive in the future under one or more of the Company’s compensation and benefit plans.

10. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and Lazard Group and their respective successors and assigns.

(c) The Company and Lazard Group will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or Lazard Group to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company and Lazar Group would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” and “Lazard Group” shall mean the Company and Lazard Group as hereinbefore defined and any successor to their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. Any dispute, controversy or claim between the parties arising out of or relating to or in connection with this Agreement, or in any way relating to any other relationship that exists or has existed between the parties hereto, or any amendment or modification hereof, shall be settled by the courts of the State of New York. In the event of any conflict or inconsistency between this Agreement and any of the other documents entered into by the Executive in connection with the reorganization of Lazard and the IPO, including, without limitation the Agreement Relating to Reorganization between the Executive and Lazard Group, dated as of the date hereof (the “Reorganization Agreement,” together with any such other documents, the “Reorganization Documents”), the terms of this Agreement shall control; provided that any dispute regarding the Executive’s HoldCo Interests or Exchangeable Interests (each as defined in the Reorganization Agreement), but not any dispute concerning an actual or purported termination of the Executive’s employment or any actual or purported breach of the Covenants, or any other dispute required by applicable law or regulation to be arbitrated, shall be governed by, and subject to, the dispute resolution provision in the applicable Reorganization Document.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

If to the Company:

Lazard Ltd

30 Rockefeller Plaza

New York, New York 10020

Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) For purposes of this Agreement, “affiliate” shall mean any entity controlled by, controlling or under common control with the Company.

(d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e) Lazard Group may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f) The Executive’s, the Company’s or Lazard Group’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive, the Company or Lazard Group may have hereunder, including, without limitation, the right of the Company to terminate the Executive for Cause pursuant to Section 4(b) or the right of the Executive to terminate employment for Good Reason pursuant to Section 4(c)(i) through (iii) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(h) This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(i) Except as expressly provided herein, from and after the Effective Time, this Agreement shall supersede any other employment agreement between the parties with respect to the subject matter hereof, including, without limitation, the Amended and Restated Employment Agreement between the Executive and Lazard LLC, dated as of December     , 2004. This Agreement shall become effective if and only if the Effective Time occurs.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from their respective Boards of Directors, each of the Company and Lazard Group has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Bruce Wasserstein
BRUCE WASSERSTEIN

LAZARD LTD

By	/s/ Steven J. Golub

LAZARD GROUP LLC

By	/s/ Steven J. Golub